Exhibit 99.1

UNITED ONLINE REPORTS THIRD-QUARTER 2005 RESULTS AND DECLARES QUARTERLY CASH DIVIDEND

Record Revenues of $132.8 Million

Record Operating Income of $22.6 Million

Record Adjusted OIBDA of $34.4 Million

Quarterly Cash Dividend of $0.20 per Share

WOODLAND HILLS, Calif., November 2, 2005 — United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer Internet subscription services, today reported results for its third quarter ended September 30, 2005.  The company also announced that its Board of Directors has declared a quarterly cash dividend of $0.20.  The dividend is payable on November 30, 2005 to shareholders of record as of the close of business on November 11, 2005.

Summary of September 2005 Quarter Results:

•                  Total revenues for the quarter were a record $132.8 million, up 20% versus $110.7 million for the year-ago quarter.

•                  Operating income for the quarter was a record $22.6 million, or 17.0% of revenues, up 10% versus operating income of $20.5 million, or 18.5% of revenues, in the year-ago quarter.

•                  Adjusted operating income before depreciation and amortization (“OIBDA”)(1) for the quarter was a record $34.4 million, or 25.9% of revenues, an increase of 18% versus adjusted OIBDA of $29.2 million, or 26.4% of revenues, in the year-ago quarter.

•                  Pay accounts(2) increased by 7,000 during the quarter to 5.0 million; subscriptions(3) increased by 33,000 to 6.4 million; active accounts(2) totaled 16.9 million at September 30, 2005.  During the quarter, the company implemented an update to its billing reporting software which resulted in a positive adjustment of 12,000 pay access accounts and 15,000 subscriptions.

•                  Net income for the quarter was $12.6 million, or $0.20 per share, versus $12.6 million, or $0.19 per share, for the year-ago quarter.

•                  Adjusted net income(4) for the quarter was $18.6 million, an increase of 10% versus adjusted net income of $16.9 million for the year-ago quarter.  On a per share basis, adjusted net income for the quarter was $0.28 per share, an increase of 8% versus adjusted net income of $0.26 per share, for the year-ago quarter.  Adjusted net income is calculated in a manner consistent with the analyst consensus estimate as reported by First Call.

•                  Cash flows from operations were a record $41.9 million for the quarter, an increase of 45% versus $29.0 million for the year-ago quarter.

•                  Free cash flow(5) for the quarter was $33.9 million, an increase of 23% versus $27.5 million for the year-ago quarter.

“United Online delivered its 17th  consecutive quarter of record revenues, which was driven by non-access pay account growth, particularly our Classmates social networking service, and 76% year-over-year growth in advertising and commerce revenues,” said Mark R. Goldston, chairman, CEO and president of United Online.  “Similar to Q2, 100% of our quarterly revenue growth was generated by United Online’s non-access businesses. We are delighted to announce that during Q4 our non-access businesses will be joined by our new VoIP service called NetZero Voice. This exciting new product will allow both dialup and broadband users to download the software in minutes and experience Internet phone calling at significant discounts to conventional voice plans and will work over virtually any Internet connection from any service provider.”

“Our strong third quarter results reflect the ongoing execution of United Online’s diversification strategy into non-access services which continue to represent an even greater percentage of our pay accounts and revenues,” said Charles S. Hilliard, executive vice president and CFO of United Online.  “We intend to continue to manage our access business, which declined by a net 98,000 pay accounts in Q3, for profitability and cash flow contribution while investing in our portfolio of non-access businesses for future growth.”

Additional Highlights:

•                  Billable services margin(6) was 79.3% for the September 2005 quarter, up from 77.5% for the year-ago quarter.

•                  Cash balances at September 30, 2005 were $241.0 million, including cash, cash equivalents and short-term investments.  During the quarter, the company repaid $5.0 million of its senior term loan facility, bringing the balance of the facility to $58.3 million at September 30, 2005.

Business Outlook:

The following forward-looking information includes certain projections made by management as of the date of this release.  United Online does not intend to revise or update this information and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected.  Factors include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.”  These and other factors are discussed in more detail in the company’s filings with the Securities and Exchange Commission.

Following is the company’s current guidance for the December 2005 quarter and the year ending December 31, 2005:

(in millions)	Dec ’05 Q Est.	CY’05 Est.	Prior CY’05 Est.
Operating income	$21.1 – $24.1	$85.6 – $88.6	$83.6 – $86.6
Depreciation	4.2	15.2	15.4
Amortization	4.9	21.8	21.9
Stock-based charges	2.6	9.4	10.1
Adjusted operating income before depreciation and amortization(1)	$32.8 – $35.8	$132.0 – $135.0	$131.0 – $134.0

Weighted average diluted shares	65.5 – 66.5	65.0 – 66.0	65.0 – 66.0

•                  Total revenues for the December 2005 quarter are estimated to be between approximately $131 million and approximately $133 million.

•                  The company estimates that total pay accounts will be between approximately 5.0 million and approximately 5.1 million by December 31, 2005.

(1) Adjusted operating income before depreciation and amortization (adjusted OIBDA) is defined as operating income before depreciation, amortization, stock-based compensation and facility-exit costs. Management believes that because adjusted OIBDA excludes certain items that (1) do not impact the company’s cash flows (such as depreciation, amortization and stock-based compensation); or (2) management believes are not reflective of the company’s core operating results over time (non-recurring facility-exit costs in the September 2004 quarter related to the relocation of the company’s corporate offices), this measure provides investors with additional useful information to measure the company’s performance, particularly with respect to changes in performance from period to period. Management uses adjusted OIBDA to measure the company’s performance and monitors adjusted OIBDA to ensure compliance with specific financial covenants in our term loan agreement.  The company’s Board of Directors uses this measure in determining certain compensation incentives for certain members of the company’s management.  Adjusted OIBDA is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.  A limitation associated with the use of adjusted OIBDA is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business.  Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and purchase accounting.  An additional limitation associated with this measure is that it does not include stock compensation expenses related to the company’s workforce.  Management compensates for this limitation by providing supplemental information about stock compensation expense on the face of the consolidated statements of operations.  Management does not believe either of these limitations is material, particularly when such measure is disclosed with its most comparable GAAP financial measure, operating income.  A reconciliation to operating income is provided in the accompanying tables.

(2) A pay account represents a unique billing relationship with a customer who subscribes to one or more of the company’s services.  A pay account does not equate to a unique subscriber since one subscriber could have several pay accounts.  Active accounts are defined as all free access, social network and email users that logged on to our services at least once during the preceding 31 days, together with all pay accounts.  Additionally, active accounts include the number of free Web sites that received at least one unique visitor within the preceding 90 days and the number of free photo-sharing users that logged on to the service at least once within the preceding 90 days.  A table entitled “Analysis of Pay Accounts and Subscriptions” is presented elsewhere in this release.

(3) A subscription represents a unique subscription to any individual pay service offered by the company.  Internet access and accelerated dial-up are counted as two subscriptions, although most subscribers to the accelerated service purchase it bundled with our standard Internet access.  A table entitled “Analysis of Pay Accounts and Subscriptions” is presented elsewhere in this release.

(4) Adjusted net income is defined as net income before the after-tax effect of amortization of intangible assets, stock-based compensation and facility-exit costs. Management believes that adjusted net income provides investors with additional useful information to measure the company’s financial performance, particularly from period to period, exclusive of (1) certain non-cash expenses (such as amortization and stock-based compensation); and (2) other items which management believes are not reflective of the company’s core operating results over time (non-recurring facility-exit costs in the September 2004 quarter related to the relocation of the company’s corporate offices).  Management also uses adjusted net income for this purpose.  Adjusted net income is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.  The limitations of adjusted net income are that, similar to adjusted OIBDA, it does not include certain costs, and the term adjusted net income does not have a standardized meaning.  Therefore, other companies may use the same, or a similarly named measure but exclude different items, which may not provide investors a comparable view of the company’s performance in relation to other companies in the same industry.  Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of adjusted net income in this earnings release and by providing a reconciliation that shows and describes the adjustments made.  Management does not believe these limitations are material, particularly when such measure is disclosed with its most comparable GAAP financial measure, net income.  A reconciliation to net income is provided in the accompanying tables.

(5) Free cash flow is defined as net cash provided by operating activities before cash paid for relocation costs, less capital expenditures.  Management believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the company’s operating cash flows after investing in capital assets, and excludes the cash impact of items which management believes are not reflective of the company’s core operating results over time (non-recurring facility-exit costs in the September 2004 quarter related to the relocation of the company’s corporate offices).  This measure is used by management, and may also be useful for investors, to assess the company’s ability to pay its quarterly dividend, repay debt obligations and generate cash flow for a variety of strategic opportunities, including reinvestment in the business, and effecting potential acquisitions and share repurchases.  Free cash flow is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.  The limitation of free cash flow is that it excludes cash paid for non-recurring relocation costs during certain periods.  Management does not believe that this is a material limitation, particularly when such measure is disclosed with its most comparable GAAP financial measure, net cash provided by operating activities.  A reconciliation to net cash provided by operating activities is provided in the accompanying tables.

(6) Billable services margin represents billable services revenues less cost of billable services divided by billable services revenues.

Cautionary Information Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Statements containing words such as “guidance,” “may,” “believe,” “will,” “expect,” “project,” “projections,” “business outlook” and “estimate” or similar expressions constitute forward-looking statements.  These statements include, without limitation, expectations regarding: guidance for future financial performance; changes in pay accounts; weighted average diluted shares; depreciation and amortization; and stock-based compensation.  Actual results may differ materially from those predicted and reported results should not be considered an indication of future performance.  Potential risks and uncertainties include, among others: the effect of competition, including adoption of broadband services and changes in the company’s pricing or competitors’ pricing, and the use of promotional offers to acquire or retain subscribers; the company’s inability to retain its existing subscribers and the rate at which new subscribers sign up for the company’s services; changes in the mix of pay accounts; the effects of seasonality and changes in Internet usage; changes in the projected number of weighted average diluted shares due to the issuance of stock and stock options, stock repurchases, fluctuations in the company’s stock price or other factors; the impact of new product releases, including VoIP; changes in the projected amortization and depreciation figures due to capital spending or other factors; changes in usage by subscribers, additional telecommunications costs or other factors negatively impacting the company’s billable services margin; changes in active accounts; the company’s inability to maintain its agreements with telecommunications providers on attractive terms; the company’s ability to successfully integrate acquisitions, including Classmates Online and PhotoSite; problems associated with the company’s billing systems; the company’s inability to retain key customers and key personnel; unanticipated technological problems or developments; risks associated with litigation; and unanticipated governmental regulation. From time to time, the company considers acquisitions that, if consummated, could be material.  Forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition is consummated during the relevant periods.  If an acquisition were consummated, actual results could differ materially from any forward-looking statements. More information about potential factors that could affect the company’s business and financial results is included in the company’s annual and quarterly reports filed with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

About United Online

United Online, Inc. (Nasdaq: UNTD) is a leading provider of consumer Internet subscription services through a number of brands, including NetZero, Juno and Classmates. The company’s services include Internet access, accelerated dial-up services, premium email, personal Web hosting and domain services, photo-sharing services, social networking and VoIP telephony. At September 30, 2005, United Online had 868 employees worldwide.  United Online is headquartered in Woodland Hills, CA, with offices in New York City, NY; Renton, WA; San Francisco, CA; Orem, UT; Munich, Germany; Järfälla, Sweden; and Hyderabad, India. For more information about United Online and its Internet subscription services, please visit http://www.untd.com.

United Online will be hosting a conference call today at 2:00PM PT (5:00PM ET) to discuss its quarterly results.  A live Web cast of the call can be accessed on the Investors section of the company’s Web site at www.untd.com.  A recording of the call will be available on the site for seven days.

Investor and Press Contacts:

Liz Gengl

United Online, Inc.

818-287-3076

pr@untd.com

Scott Matulis

United Online, Inc.

818-287-3388

investor@untd.com

UNITED ONLINE, INC.

Condensed Consolidated Balance Sheets

 (in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$240,993	$232,793
Accounts receivable, net	20,879	17,534
Deferred tax assets, net	70,709	76,203
Property and equipment, net	32,383	27,006
Goodwill and intangible assets, net	144,744	147,016
Other assets	14,820	19,300
Total assets	$524,528	$519,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$51,333	$45,379
Accrued liabilities	37,102	18,320
Deferred revenue	57,318	50,954
Capital leases	789	1,319
Term loan	58,333	100,000
Other liabilities	4,334	2,181
Total liabilities	209,209	218,153

Stockholders’ equity	315,319	301,699
Total liabilities and stockholders’ equity	$524,528	$519,852

UNITED ONLINE, INC.
Unaudited Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2005	2004
Revenues:
Billable services	$117,670	$102,113
Advertising and commerce	15,108	8,591
Total revenues	132,778	110,704

Operating expenses:
Cost of billable services	24,326	23,013
Cost of free services	2,858	1,605
Sales and marketing	52,470	43,170
Product development	9,787	7,069
General and administrative	12,614	10,220
Stock-based compensation(a)	2,837	716
Amortization of intangible assets	5,252	4,395
Total operating expenses	110,144	90,188

Operating income	22,634	20,516

Interest and other income, net	1,675	1,380
Interest expense	(1,388)	(321)

Income before income taxes	22,921	21,575

Provision for income taxes	10,327	8,955
Net income	$12,594	$12,620

Basic net income per share	$0.21	$0.21
Diluted net income per share	$0.20	$0.19

Shares used to calculate basic net income per share	61,399	61,183
Shares used to calculate diluted net income per share	64,107	64,955
Shares outstanding at end of period	62,073	60,545

(a) Stock-based compensation is allocated as follows:

Cost of billable services	$49	$—
Sales and marketing	297	124
Product development	329	—
General and administrative	2,162	592
Total stock-based compensation	$2,837	$716

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,594	$12,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and stock-based compensation	11,809	7,366
Deferred taxes, tax benefits and other	3,774	8,006

Change in operating assets and liabilities (excluding the effects of acquisitions):
Accounts receivable	(2,116)	(10)
Other assets	1,615	1,008
Accounts payable and accrued liabilities	14,014	(1,206)
Other liabilities	421	1,189
Deferred revenue	(246)	(14)
Net cash provided by operating activities	41,865	28,959

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(90,281)	(52,483)
Proceeds from maturities and sales of short-term investments	66,245	54,470
Purchases of rights, patents and trademarks	—	(4)
Cash paid for acquisitions	—	(17)
Purchases of property and equipment	(7,981)	(6,344)
Proceeds from sales of assets, net	—	92
Net cash used for investing activities	(32,017)	(4,286)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital leases	(90)	—
Payments on term loan	(5,001)	—
Payment for dividends	(12,669)	—
Repurchases of common stock	1	(25,011)
Proceeds from exercises of stock options	887	1,123
Net cash used for financing activities	(16,872)	(23,888)

Effect of exchange rate changes on cash and cash equivalents	(2)	—

Change in cash and cash equivalents	(7,026)	785
Cash and cash equivalents, beginning of period	40,685	4,996
Cash and cash equivalents, end of period	$33,659	$5,781

UNITED ONLINE, INC.
Reconciliation of Net Income to Adjusted Net Income(4)
(in thousands, except per-share data)

	Three Months Ended September 30,
	2005	2004
Net income	$12,594	$12,620
Add:
Facility-exit costs(a)	—	1,646
Stock-based compensation	2,837	716
Amortization of intangible assets	5,252	4,395
	20,683	19,377

Income tax effect of adjusting entries and re-measurement of certain deferred tax assets	(2,097)	(2,459)
Adjusted net income	$18,586	$16,918

Adjusted basic net income per share	$0.30	$0.28
Adjusted diluted net income per share	$0.28	$0.26

Shares used to calculate adjusted basic net income per share	61,399	61,183
Shares used to calculate adjusted diluted net income per share(b)	65,627	64,955

(a)          Facility-exit costs incurred as a result of the relocation of the company’s corporate offices. These costs are attributable to lease termination fees and accelerated depreciation incurred in connection with terminated leases.

(b)         Includes the adjustment of shares used to calculate diluted net income per share resulting from the elimination of stock-based compensation.

UNITED ONLINE, INC.
Reconciliation of Non-GAAP Financial Data
(in thousands)

	Three Months Ended September 30,
	2005	2004
Adjusted Operating Income Before Depreciation and Amortization(1)
Operating income	$22,634	$20,516
Depreciation	3,720	1,957
Amortization	5,252	4,395
Operating income before depreciation and amortization	31,606	26,868
Stock-based compensation	2,837	716
Facility-exit costs (a)	—	1,646
Adjusted operating income before depreciation and amortization	$34,443	$29,230

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005
Free Cash Flow(5)
Net cash provided by operating activities	$41,865	$28,959	$146,017
Add (deduct):
Capital expenditures	(7,981)	(6,344)	(17,766)
Cash paid for relocation costs (b)	—	4,895	200
Free cash flow	$33,884	$27,510	$128,451

(a)   Represents costs incurred in connection with the relocation of the company’s corporate offices.  These costs are attributable to lease termination fees and accelerated depreciation incurred in connection with terminated leases.

(b)   Represents cash payments made in connection with the relocation of the company’s corporate offices.  These payments relate primarily to lease termination fees and capital expenditures for the new corporate offices.

UNITED ONLINE, INC.
Selected Quarterly Historical Financial Data and Key Metrics (a)
(in thousands, except per share amounts, number of employees and where noted)

	Sep. 30, 2005	Jun. 30, 2005	Mar. 31, 2005	Dec. 31, 2004		Sep. 30, 2004
Total revenues	$132,778	$131,520	$130,531	$119,620		$110,704
Net income	$12,594	$10,672	$11,487	$80,189	(b)	$12,620
Net income per diluted share	$0.20	$0.17	$0.18	$1.27		$0.19
Pay accounts(2)	5,040	5,033	4,952	4,826		3,232
Active accounts(2) (in millions)	16.9	16.9	17.0	15.2		6.6
Number of employees at end of period	868	828	769	742		598

(a) More information on the financial results for these quarters can be found in the company's filings with the Securities and Exchange Commission.
(b) Includes $68.6 million tax benefit related to the recognition of a portion of the company's deferred tax assets.

UNITED ONLINE, INC.
Analysis of Pay Accounts (2) and Subscriptions(3)
(in thousands)

	Sep. 30, 2005	Jun. 30, 2005	Mar. 31, 2005	Dec. 31, 2004		Sep. 30, 2004
Internet access	2,980	3,078	3,130	3,100		3,111
Non-access services (a)	2,060	1,955	1,822	1,726		121
Total pay accounts(2)	5,040	5,033	4,952	4,826		3,232

Internet access	2,980	3,078	3,130	3,100		3,111
Accelerator	1,205	1,196	1,170	1,105		1,074
Non-access services (a)	2,186	2,064	1,900	1,781		165
Total subscriptions(3)	6,371	6,338	6,200	5,986		4,350

(a)   Non-access services include social networking, premium email, Web-hosting and domain name registration, premium content and photo sharing.